November 2009 Preliminary Terms No. 248 Registration Statement No. 333-156423 Dated November 18, 2009 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in International Equities
PLUS Based on a Basket Consisting of the iShares® MSCI Emerging Markets Index Fund and the Dow Jones Euro STOXX 50® Index due May   , 2010
Performance Leveraged Upside SecuritiesSM
PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance.  The leverage typically applies only for a certain range of price performance.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return.  At maturity, an investor will receive an amount in cash that may be greater than, equal to or less than the principal amount based upon the closing value of the asset at on the valuation date.  The PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	May , 2010
Original issue price:	$10 per PLUS
Stated principal amount:	$10 per PLUS
Pricing date:	November , 2009
Original issue date:	November , 2009 (5 business days after the pricing date)
Aggregate principal amount:	$
Interest:	None
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	Shares of the iShares® MSCI Emerging Markets Index Fund (the “EEM Shares”)	EEM	50.00%
	Dow Jones EURO STOXX 50® Index (the “Dow Jones EURO STOXX Index”)	SX5E	50.00%
	The EEM Shares and the Dow Jones EURO STOXX Index are referred to together as the “basket components.”
Payment at maturity per PLUS:	▪	If the final basket value is greater than the initial basket value: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
	▪	If the final basket value is less than or equal to the initial basket value: $10 x the basket performance factor This amount will be less than or equal to the stated principal amount of $10.
Leverage factor:	200%
Leveraged upside payment:	$10 x leverage factor x basket percent increase
Maximum payment at maturity:	$10.70 to $11.30 per PLUS (107% to 113% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Basket setting date:	In the case of the EEM Shares the pricing date and in the case of the Dow Jones EURO STOXX Index the day following the pricing date.
Valuation date:	May , 2010, subject to adjustment for non-index business days or non-trading days, as applicable, and certain market disruption events.
Closing value:
In the case of the EEM Shares, the closing price of one share of the EEM Shares times the relevant adjustment factor for the EEM Shares.  In the case of the Dow Jones EURO STOXX Index, the closing value of the Dow Jones EURO STOXX Index as published by the index publisher.

Adjustment factor:	For the EEM Shares, 1.0, subject to adjustment for certain events affecting the EEM Shares.
Initial basket value:
10, which will be equal to the sum of the products of the initial basket component value of each of the basket components on the applicable basket setting date, as set forth under “Basket – Initial basket component value” above, and the multiplier for such basket component on such date.

Final basket value:	The basket closing value on the valuation date.
Basket closing value:	The basket closing value on any date is the sum of the products of the closing value of each of the basket components on such date and the multiplier for such basket component on such date.
Multiplier:
The multiplier for each basket component will be set on the applicable basket setting date based on such basket component’s respective initial basket component value so that each basket component is reflected in the predetermined initial basket value in accordance with its basket component weighting.  The multipliers will remain constant for the term of the PLUS. See “Basket – Multiplier” above.

Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617484639
ISIN:	US6174846393
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per PLUS	$10	$0.15	$9.85
Total	$	$	$
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.
The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary.  See “Supplemental information regarding plan of distribution; conflicts of interest.”
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for PLUS dated August 20, 2009
Prospectus dated December 23, 2008

THE PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

PLUS Based on a Basket Consisting of the iShares® MSCI Emerging Markets Index Fund and the Dow Jones Euro STOXX 50® Index due May   , 2010
Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside Securities
The PLUS Based on a Basket Consisting of the iShares® MSCI Emerging Markets Index Fund and the Dow Jones Euro STOXX 50® Index due May     , 2010 (the “PLUS”) can be used:
▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario
▪	To achieve similar levels of exposure to the basket as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor
▪	To provide exposure to price movements in foreign equity markets in a single investment

The PLUS are exposed on a 1:1 basis to the negative performance of the basket.

Maturity:	6 months
Leverage factor:	200%
Maximum payment at maturity:	$10.70 to $11.30 per PLUS (107% to 113% of the stated principal amount)
Principal protection:	None
Interest:	None

Basket Overview

The basket consists of the Dow Jones EURO STOXX Index and the EEM Shares.  The basket offers exposure to price movements in foreign equity markets.  The Dow Jones EURO STOXX Index and the EEM Shares are weighted equally in the basket.  For more information on the individual basket components, see “Information About the Basket Components” on page 14 of these preliminary terms.

Basket Component Information as of November 17, 2009
	Bloomberg Ticker Symbol	Current Basket Component Level	52 Weeks Ago	52 Week High	52 Week Low
The EEM Shares	EEM	41.92	21.85	42.24 (on 11/16/09)	18.22 (on 11/20/08)
The Dow Jones EURO STOXX Index	SX5E	2,906.92	2,364.83	2,962.06 (on 10/20/09)	1,765.49 (on 03/09/09)

Historical Basket Performance January 1, 2004 to November 17, 2009

The graph is calculated to show the performance of the basket during the period January 1, 2004 through November 17, 2009, assuming the basket components are weighted as set out above and that the basket component weightings and multipliers have been set on January 1, 2004 such that the initial basket value was 10 and illustrates the effect of the offset and/or correlation among the basket components during such period.  The graph does not take into account the leverage on the PLUS, nor does it attempt to show your expected return on an investment in the PLUS.  The historical values of the basket should not be taken as an indication of its future performance.

November 2009	Page 2

PLUS Based on a Basket Consisting of the iShares® MSCI Emerging Markets Index Fund and the Dow Jones Euro STOXX 50® Index due May   , 2010
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

The PLUS offer 200% leveraged upside on the positive performance of the basket, subject to a maximum payment at maturity of $10.70 to $11.30 per PLUS (107% to 113% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.

Investors can use the PLUS to double returns up to the maximum payment at maturity, while maintaining similar risk as a direct investment in the basket.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket within a certain range of price performance.
Best Case Scenario
The basket increases in value and, at maturity, the PLUS redeem for the maximum payment at maturity of $10.70 to $11.30 per PLUS (107% to 113% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.

Worst Case Scenario
The basket declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount that is proportionate to the decrease in the value of the basket from the initial basket value.  For example, if the basket value decreases by 20%, the PLUS will redeem for $8 per PLUS.  There is no minimum payment on the PLUS.

Summary of Selected Key Risks (see page 9)

▪	PLUS to not pay interest or guarantee return of principal.

▪	Appreciation potential is limited.

▪	Market price of the PLUS may be influenced by many unpredictable factors.

▪	The PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the PLUS.

▪	Changes in the value of one of the basket components may offset the value of the other.

▪	Investing in the PLUS is not equivalent to investing in the basket components.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	There are risks associated with investments in securities linked to the value of foreign equity securities.

▪	There are risks associated with investments in securities linked to the value of emerging markets equity securities.

▪	The price of the EEM Shares is subject to currency exchange risk.

▪	Adjustments to the Dow Jones EURO STOXX Index could adversely affect the value of the PLUS.

▪	Adjustments to the EEM Shares or to the MSCI Emerging Markets Index could adversely affect the value of the PLUS.

▪	The EEM Shares and the MSCI Emerging Markets Index are different.

▪	The adjustments to the adjustment factor the calculation agent is required to make do not cover every corporate event that can affect the EEM Shares.

▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the PLUS.

▪	The economic interests of the calculation agent and other affiliates of the issuer may be adverse to investors.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

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PLUS Based on a Basket Consisting of the iShares® MSCI Emerging Markets Index Fund and the Dow Jones Euro STOXX 50® Index due May   , 2010
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the basket closing value on the valuation date.  The PLUS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the PLUS are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
November , 2009	November , 2009 (5 business days after the pricing date)	May , 2010, subject to postponement due to market disruption events
Key Terms
Issuer:	Morgan Stanley
Original issue price:	$10 per PLUS
Stated principal amount:	$10 per PLUS
Denominations:	$10 and integral multiples thereof
Interest:	None
Aggregate principal amount:	$
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	Shares of the iShares® MSCI Emerging Markets Index Fund (the “EEM Shares”)	EEM	50.00%
	The Dow Jones EURO STOXX 50® Index (the “Dow Jones EURO STOXX Index”)	SX5E	50.00%
	The EEM Shares and the Dow Jones EURO STOXX Index are referred to together as the “basket components.”
Payment at maturity:	▪	If the final basket value is greater than the initial basket value:
$10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
	▪	If the final basket value is less than or equal to the initial basket value:
$10 x the basket performance factor This amount will be less than or equal to the stated principal amount of $10.
Leverage factor:	200%
Leveraged upside payment:	$10 x leverage factor x basket percent increase
Maximum payment at maturity:	$10.70 to $11.30 per PLUS (107% to 113% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Basket setting date:	In the case of the EEM Shares the pricing date and in the case of the Dow Jones EURO STOXX Index the day following the pricing date.
Valuation date:	May , 2010, subject to adjustment for non-index business days or non-trading days, as applicable, and certain market disruption events.
Closing value:
In the case of the EEM Shares, the closing price of one share of the EEM Shares times the relevant adjustment factor for the EEM Shares.  In the case of the Dow Jones EURO STOXX Index, the closing value of the Dow Jones EURO STOXX Index as published by the index publisher.

Adjustment factor:	For the EEM Shares, 1.0, subject to adjustment for certain events affecting the EEM Shares.
Initial basket value:
10, which will be equal to the sum of the products of the initial basket component value of each of the basket components on the applicable basket setting date, as set forth under “Basket – Initial basket component value” above, and the multiplier for such basket component on such date.

Final basket value:	The basket closing value on the valuation date.
Basket closing value:	The basket closing value on any date is the sum of the products of the closing value of each of the basket components on such date and the multiplier for such basket component on such date.
Multiplier:
The multiplier for each basket component will be set on the applicable basket setting date based on such basket component’s respective initial basket component value so that each basket component is reflected in the predetermined initial basket value in accordance with its basket component weighting.  The multipliers will remain constant for the term of the PLUS. See “Basket – Multiplier” above.

Risk factors:	Please see “Risk Factors” beginning on page 9.
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value

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PLUS Based on a Basket Consisting of the iShares® MSCI Emerging Markets Index Fund and the Dow Jones Euro STOXX 50® Index due May   , 2010
Performance Leveraged Upside SecuritiesSM

Postponement of maturity date:
If the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the valuation date as postponed.

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617484639
ISIN:	US6174846393
Minimum ticketing size:	100 PLUS
Bull market or bear market PLUS:	Bull Market PLUS
Tax considerations:
Although the issuer believes that, under current law, the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.
▪
Upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should recognize short-term capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

On or prior to the basket setting dates, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the PLUS by taking positions in the basket components, in futures or options contracts on the basket components or any component stocks of the EEM Shares, the Dow Jones EURO STOXX Index or the MSCI Emerging Markets Index listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial basket component values of the basket components, and, therefore, increase the values at which the basket components must close on the valuation date before you will receive at maturity a payment that exceeds the stated principal amount of the PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for PLUS.

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PLUS Based on a Basket Consisting of the iShares® MSCI Emerging Markets Index Fund and the Dow Jones Euro STOXX 50® Index due May   , 2010
Performance Leveraged Upside SecuritiesSM

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the PLUS through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See "Plan of Distribution" and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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PLUS Based on a Basket Consisting of the iShares® MSCI Emerging Markets Index Fund and the Dow Jones Euro STOXX 50® Index due May   , 2010
Performance Leveraged Upside SecuritiesSM

How the PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	200%
Hypothetical maximum payment at maturity:	$11.00 per PLUS (110% of the stated principal amount)

PLUS Payoff Diagram

How it works

▪
If the final basket value is greater than the initial basket value, investors will receive the $10 stated principal amount plus 200% of the appreciation of the basket over the term of the PLUS, subject to the hypothetical maximum payment at maturity of $11.00 per PLUS. In the payoff diagram, an investor will realize the maximum payment at maturity at a final basket value of 105% of the initial basket value.

▪	If the basket appreciates 4%, the investor would receive a 8% return, or $10.80 per PLUS.

▪	If the basket appreciates 20%, the investor would receive only the hypothetical maximum payment at maturity of $11.00 per PLUS, or 110% of the stated principal amount.

▪
If the final basket value is less than or equal to the initial basket value, the investor would receive an amount less than or equal to the $10 stated principal amount based on a 1% loss of principal for each 1% decline in the value of the basket.

▪	If the basket depreciates 10%, the investor would lose 10% of its principal and receive only $9 per PLUS at maturity, or 90% of the stated principal amount.

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PLUS Based on a Basket Consisting of the iShares® MSCI Emerging Markets Index Fund and the Dow Jones Euro STOXX 50® Index due May   , 2010
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the final basket value on the valuation date, as determined as follows:

If the final basket value is greater than the initial basket value:

$10    +    leveraged upside payment

where,
leveraged upside payment	= $10 x leverage factor x basket percent increase

leverage factor	= 200%

basket percent increase

subject to the maximum payment at maturity for each PLUS of $10.70 to $11.30.

If the final basket value is less than or equal to the initial basket value:

$10    x    basket performance factor

Because in this case the basket performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

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PLUS Based on a Basket Consisting of the iShares® MSCI Emerging Markets Index Fund and the Dow Jones Euro STOXX 50® Index due May   , 2010
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

▪
PLUS do not pay interest or guarantee return of principal.  The terms of the PLUS differ from those of ordinary debt securities in that we will not pay you interest on the PLUS or guarantee to pay you the stated principal amount of the PLUS, or any amount, at maturity.  Instead, you will receive at maturity for each $10 stated principal amount of PLUS that you hold an amount in cash based upon the performance of the basket.  If the value of the basket has increased over the term of the PLUS, you will receive an amount in cash equal to $10 plus the leveraged upside payment, subject to the maximum payment at maturity.  If, however, the value of the basket has decreased over the term of the PLUS, you will lose money on your investment as you will receive an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket from its initial basket value and which may be zero.  See “How the PLUS Work” above.

▪
Appreciation potential is limited. The appreciation potential of PLUS is limited by the maximum payment at maturity of $10.70 to $11.30, or 107% to 113% of the stated principal amount of $10 per PLUS.  The actual maximum payment at maturity will be determined on the pricing date.  Although the leverage factor provides 200% exposure to any increase in the value of the basket at maturity, because the payment at maturity will be limited to 107% to 113% of the stated principal amount for the PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final basket value exceeds 103.5% to 106.5% of the initial basket value.

▪
Market price of the PLUS may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including:

▪	the price or value of each of the basket components at any time and, in particular, on the basket setting dates and the valuation date,

▪	the volatility (frequency and magnitude of changes in price or value) of each of the basket components,

▪	interest and yield rates in the market,

▪
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or stock markets generally and which may affect the initial basket component values and/or the closing values of the basket components on the valuation date,

▪	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the stocks underlying the EEM Shares trade,

▪	the time remaining until the PLUS mature,

▪	the occurrence of certain events affecting the EEM Shares that may or may not require an adjustment to the adjustment factor for the EEM Shares, and

▪	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your PLUS prior to maturity.  For example, you may have to sell your PLUS at a substantial discount from the stated principal amount of $10 per PLUS if the values of the basket components at the time of sale are at or below their initial average values or if market interest rates rise.  You cannot predict the future performance of either of the basket components based on their historical performance.  The basket performance factor may be negative so that you will receive at maturity an amount that is less than the $10 stated principal amount of each PLUS (and which could be significantly less or zero) by an amount proportionate to the decrease in the value of the basket from the initial basket value.  There can be no assurance that there will be any basket percent increase such that you will receive at maturity an amount in excess of the stated principal amount of the PLUS, or any amount at all.

▪
The PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the PLUS.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the PLUS at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and

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PLUS Based on a Basket Consisting of the iShares® MSCI Emerging Markets Index Fund and the Dow Jones Euro STOXX 50® Index due May   , 2010
Performance Leveraged Upside SecuritiesSM

to changes in the market’s view of Morgan Stanley’s creditworthiness. Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪
Changes in the value of one of the basket components may offset the value of the other.  Movements in the values of the basket components may not correlate with each other.  At a time when the value of one basket component increases in value, the value of the other basket component may not increase as much, or may even decline in value.  Therefore, in calculating the basket percent increase or basket performance factor, as applicable, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of the other basket component.  If the final basket value is less than the initial basket value, you will receive at maturity an amount that is less than the amount of your original investment in the PLUS, and which could be significantly less or zero.

▪
Investing in the PLUS is not equivalent to investing in the basket components; you have no shareholder or other rights in the basket components and are exposed to the credit risk of Morgan Stanley. Investing in the PLUS is not equivalent to investing in the basket components.  As an investor in the PLUS, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to either basket component, their component stocks or the index tracked by the EEM Shares. Furthermore, investing in the PLUS is not equivalent to investing in the EEM Shares, the index tracked by the EEM Shares, the Dow Jones EURO STOXX Index or the component stocks of either basket component.  The PLUS will provide less opportunity for appreciation than an investment in a similar security that is directly linked to the appreciation of the basket and is not subject to a maximum return.  In addition, you do not have the right to exchange your PLUS for any basket components at any time, and are subject to the credit risk of Morgan Stanley.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  Both basket components are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission (the “Commission”), and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
There are risks associated with investments in securities linked to the value of emerging markets equity securities.  The stocks included in the index tracked by the EEM Shares have been issued by companies in various emerging markets countries.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The

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Performance Leveraged Upside SecuritiesSM

economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

▪
The price of the EEM Shares is subject to currency exchange rate risk. Because the price of the EEM Shares, one of the basket components, is related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index, holders of the PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities of the EEM Shares trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  Further, currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country .  The net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the EEM Shares, the price of the EEM Shares will be adversely affected and the payment at maturity on the PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

▪	existing and expected rates of inflation;

▪	existing and expected interest rate levels;

▪	the balance of payments; and

▪	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

▪
Adjustments to the Dow Jones EURO STOXX Index could adversely affect the value of the PLUS.  The publisher of the Dow Jones EURO STOXX Index can add, delete or substitute the stocks underlying the Dow Jones EURO STOXX Index, and can make other methodological changes that could change the value of the Dow Jones EURO STOXX Index.  Any of these actions could adversely affect the value of the PLUS.  In addition the publisher of the Dow Jones EURO STOXX Index may discontinue or suspend calculation or publication of the Dow Jones EURO STOXX Index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payment at maturity on the PLUS will be an amount based on the closing prices at maturity of the securities underlying the Dow Jones EURO STOXX Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the Dow Jones EURO STOXX Index last in effect prior to discontinuance of the Dow Jones EURO STOXX Index.

▪
Adjustments to the EEM Shares or to the MSCI Emerging Markets Index could adversely affect the value of the PLUS.  The investment adviser to the iShares® MSCI Emerging Markets Index Fund (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Barclays Global Fund Advisors (“BGFA”) is currently the Investment Adviser.  However, on June 16, 2009, Barclays PLC (“Barclays”), the ultimate parent company of BGFA, accepted a binding offer and entered into an agreement to sell its interests in BGFA and certain affiliated companies to BlackRock, Inc. (the “BlackRock Transaction”), subject to regulatory approvals and customary closing conditions.  Under the Investment Company Act of 1940, as amended, completion of the BlackRock Transaction will cause the automatic termination of the iShares® MSCI Emerging Markets Index Fund’s current investment advisory agreement with BGFA.  The iShares® MSCI Emerging Markets Index Fund’s Board of Trustees and its shareholders will need to approve a new investment advisory agreement.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets Index Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the PLUS.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI Emerging Markets Index.  MSCI may add, delete or substitute the stocks constituting the MSCI Emerging Markets Index or make other methodological

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Performance Leveraged Upside SecuritiesSM

changes that could change the value of the MSCI Emerging Markets Index. MSCI may discontinue or suspend calculation or publication of the MSCI Emerging Markets Index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued MSCI Emerging Markets Index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The EEM Shares and the MSCI Emerging Markets Index are different.  The performance of the EEM shares may not exactly replicate the performance of the MSCI Emerging Markets Index because the EEM Shares will reflect transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index.  It is also possible that the EEM Shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the EEM Shares and the MSCI Emerging Markets Index or due to other circumstances.  BGFA may invest up to 10% of the EEM Shares’ assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the MSCI Emerging Markets Index.

▪
The adjustments to the adjustment factor the calculation agent is required to make do not cover every corporate event that can affect the EEM Shares.  MS & Co., as calculation agent, will adjust the adjustment factor for the EEM Shares for certain events affecting the EEM Shares, such as stock splits and stock dividends, and for certain other corporate actions involving the EEM Shares.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the EEM Shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the PLUS may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the PLUS.

▪
The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. MS & Co. may, but is not obligated to, make a market in the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. or other affiliates of ours will carry out hedging activities related to the PLUS (and possibly to the EEM Shares and other instruments linked to the EEM Shares, the index tracked by the EEM Shares, the Dow Jones EURO STOXX Index, or the securities underlying such indices), including trading in the EEM Shares and in other instruments related to the EEM Shares, the index tracked by the EEM Shares, the Dow Jones EURO STOXX Index, or the securities underlying such indices, as well as in other instruments related to the basket components.  MS & Co. and some of our other subsidiaries also trade the EEM Shares, the index tracked by the EEM Shares, the Dow Jones EURO STOXX Index, the securities underlying such indices, and other financial instruments related to the EEM Shares, the index tracked by the EEM Shares, the Dow Jones EURO STOXX Index and the securities underlying such indices on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the basket setting dates could potentially affect the initial basket component values of the basket components and, therefore, could increase the values at which the basket components must close on the valuation date before an investor receives a payment at maturity that exceeds the original issue price of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the values of one or other basket component on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The economic interests of the calculation agent and other affiliates of the issuer may be adverse to investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS.  As calculation agent, MS & Co. will determine the initial basket component value, the closing value of each basket

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Performance Leveraged Upside SecuritiesSM

component on the valuation date, the multiplier for each basket component, the final basket value, whether any changes to any adjustment factor are required, whether any market disruption event has occurred, the basket performance factor or basket percent increase, as applicable, and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any closing values in the event of a market disruption event, may adversely affect the payout to you at maturity.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain. Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, if the PLUS were characterized as a short-term debt obligation, certain U.S. Holders might be required to accrue ordinary income over the term of the PLUS before maturity, and all or a portion of the gain recognized by a U.S. Holder upon sale, exchange or settlement would be characterized as ordinary income. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments,  the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Performance Leveraged Upside SecuritiesSM

Information about the Basket Components

The Dow Jones EURO STOXX 50® Index
The Dow Jones EURO STOXX 50® Index.  The Dow Jones EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company, Inc. and SWX Swiss Exchange.  Publication of the Dow Jones EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991.  The Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.  For additional information about the Dow Jones EURO STOXX 50® Index, see the information set forth under “Annex A––Underlying Indices and Underlying Index Publishers Information—Dow Jones EURO STOXX 50® Index” in the accompanying prospectus supplement for PLUS.

License Agreement between STOXX Limited and Morgan Stanley.  “Dow Jones EURO STOXX®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  See “Annex A––Underlying Indices and Underlying Index Publishers Information—Dow Jones EURO STOXX 50® Index—License Agreement between STOXX Limited and Morgan Stanley” in the accompanying prospectus supplement for PLUS.

The iShares® MSCI Emerging Markets Index Fund.
The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.   This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the PLUS offered hereby and do not relate to the EEM Shares.  We have derived all disclosures contained in these preliminary terms regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the EEM Shares (and therefore the price of the EEM Shares at the time we price the PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the PLUS and therefore the trading prices of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the EEM Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the EEM Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the PLUS under the securities laws.  As a prospective purchaser of the PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the EEM Shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).  The PLUS are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the PLUS or

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Performance Leveraged Upside SecuritiesSM

any member of the public regarding the advisability of investing in the PLUS.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

The MSCI Emerging Markets IndexSM. The MSCI Emerging Markets IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey.  Effective May 2010, Israel will be reclassified as a developed market and will no longer be included in the MSCI Emerging Markets IndexSM.  The MSCI Emerging Markets IndexSM is described under the heading “Underlying Indices and Underlying Index Publishers Information—MSCI Emerging Markets IndexSM” and “—MSCI Global Investable Market Indices Methodology” in Annex A of the accompanying prospectus supplement for PLUS.

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Performance Leveraged Upside SecuritiesSM

Historical Information
The following tables set forth the published high and low closing prices and closing values, as applicable, as well as end-of-quarter closing prices and closing values, as applicable, for each of the basket components for each quarter in the period from January 1, 2004 through November 17, 2009.  The related graphs set forth the daily closing prices or closing values, as applicable, for each of the basket components in the same period.  The closing price or closing value, as applicable, of each of the basket components on November 17, 2009 was, (i) in the case of the EEM Shares, $41.92, and (ii) in the case of the Dow Jones EURO STOXX Index, 2,906.92.  We obtained the information in the table and graphs below from Bloomberg Financial Markets, without independent verification.  The historical prices and values of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the basket closing value on the valuation date.  The payment of dividends on the stocks that underlie the basket components are not reflected in their levels and, therefore, have no effect on the calculation of the payment at maturity.
iShares® MSCI Emerging Markets Index Fund (Cusip 464287234)	High	Low	Period End
2004
First Quarter	19.8356	18.3833	19.5000
Second Quarter	20.2044	15.8844	17.9589
Third Quarter	19.1667	16.9633	19.1667
Fourth Quarter	22.4278	18.9000	22.4278
2005
First Quarter	24.6500	21.2111	22.5333
Second Quarter	24.3700	21.7000	23.8667
Third Quarter	28.3400	23.9433	28.2933
Fourth Quarter	29.8333	25.0500	29.4167
2006
First Quarter	33.5933	30.5167	33.0000
Second Quarter	37.0333	27.3167	31.3000
Third Quarter	33.1000	29.2000	32.2567
Fourth Quarter	38.2000	31.7667	38.0567
2007
First Quarter	39.5433	35.0967	38.8333
Second Quarter	44.4000	39.1500	43.8833
Third Quarter	50.1333	39.5000	49.8167
Fourth Quarter	55.7300	47.1767	50.1000
2008
First Quarter	50.3667	42.1555	44.7933
Second Quarter	51.7100	44.4700	45.2400
Third Quarter	44.4333	31.5500	34.1700
Fourth Quarter	34.5800	18.2600	24.9700
2009
First Quarter	27.1000	19.9400	24.8100
Second Quarter	34.6400	25.6300	32.2300
Third Quarter	39.2800	30.7400	38.9100
Fourth Quarter (through November 17, 2009)	42.0700	37.5700	41.9200

iShares® MSCI Emerging Markets Index Fund January 1, 2004 to November 17, 2009

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Performance Leveraged Upside SecuritiesSM

The Dow Jones EURO STOXX 50® Index	High	Low	Period End
2004
First Quarter	2,959.71	2,702.05	2,787.49
Second Quarter	2,905.88	2,659.85	2,811.08
Third Quarter	2,806.62	2,580.04	2,726.30
Fourth Quarter	2,955.11	2,734.37	2,951.01
2005
First Quarter	3,114.54	2,924.01	3,055.73
Second Quarter	3,190.80	2,930.10	3,181.54
Third Quarter	3,429.42	3,170.06	3,428.51
Fourth Quarter	3,616.33	3,241.14	3,578.93
2006
First Quarter	3,874.61	3,532.68	3,853.74
Second Quarter	3,890.94	3,408.02	3,648.92
Third Quarter	3,899.41	3,492.11	3,899.41
Fourth Quarter	4,140.66	3,880.14	4,119.94
2007
First Quarter	4,272.32	3,906.15	4,181.03
Second Quarter	4,556.97	4,189.55	4,489.77
Third Quarter	4,557.57	4,062.33	4,381.71
Fourth Quarter	4,489.79	4,195.58	4,399.72
2008
First Quarter	4,339.23	3,431.82	3,628.06
Second Quarter	3,882.28	3,340.27	3,352.81
Third Quarter	3,445.66	3,000.83	3,038.20
Fourth Quarter	3,113.82	2,165.91	2,447.62
2009
First Quarter	2,578.43	1,809.98	2,071.13
Second Quarter	2,537.35	2,097.57	2,401.69
Third Quarter	2,950.82	2,281.47	2,883.04
Fourth Quarter (through November 17, 2009)	2,950.82	2,712.30	2,906.92

The Dow Jones EURO STOXX 50® Index January 1, 2004 to November 17, 2009

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